                                    EXHIBIT 5

                 OPINION OF FRIEDMAN KAPLAN SEILER & ADELMAN LLP


                                                                January 24, 2001



VoiceStream Wireless Corporation
3650 131st Avenue, SE
Bellevue, Washington 98006

         Re:   Registration Statement on Form S-3

Ladies and Gentlemen:

       In connection with the registration of 274,844 shares of common stock, par value $.001 per share (the "Common Shares") of VoiceStream Wireless Corporation (the "Company") with the Securities and Exchange Commission on a Registration Statement on Form S-3 (the "Registration Statement"), relating to the sales, if any, of the Common Shares by the selling shareholders after the Common Shares have been issued upon exercise of warrants held by the selling shareholders, we have examined such documents, records and matters of law as we have considered relevant. Based upon such examination and upon our familiarity as counsel for the Company with its general affairs, it is our opinion that:

       The Common Shares being registered will be, when issued upon exercise by the selling shareholders of the warrants held by them in accordance with the terms thereof, legally issued, fully paid, and nonassessable.

       We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us in the Registration Statement under the heading "Experts:".

                                        Very truly yours,

                                        FRIEDMAN KAPLAN SEILER &
                                        ADELMAN LLP